Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES
THIRD QUARTER 2015 RESULTS

•	Third quarter revenue and Adjusted EBITDA were $239.9 million and $73.3 million, respectively, representing a 30.6% EBITDA margin

•	Activity levels in the quarter were stable in U.S. Offshore; declined in U.S. Land and the International segment, particularly in West Africa

•	Delivered record Tubular Sales revenue and Adjusted EBITDA of $62.4 million and $16.0 million, respectively

•	Generated positive free cash flow of $62.0 million, the ninth consecutive quarter of positive free cash flow

November 3, 2015 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company”) today reported revenues of $239.9 million, and income from continuing operations of $24.1 million for the three months ended September 30, 2015. Diluted earnings per share for the third quarter were $0.11. Adjusted EBITDA for the third quarter was $73.3 million or 30.6% of revenue while free cash flow from operations totaled $62.0 million (See Adjusted EBITDA and free cash flow non-GAAP reconciliations included in this release).

President and CEO Gary Luquette commented, “Our focus as a company continues to center around controlling what we can control in the face of a challenging business climate. Revenues for the quarter were down in both services segments, but the benefits of our cost cutting actions and manufacturing improvements began to take hold in the U.S. Services and Tubular Sales segment margins. Activity levels were mixed during the quarter as we saw a steady Gulf of Mexico business offset by a weaker than expected International business, specifically West Africa. The International business segment margins were disproportionately impacted as the decrease in revenues outpaced our cost saving initiatives in the segment, which we expect to more fully realize in the next few quarters.”

“While business conditions continued to deteriorate in the quarter, the Frank’s team continued to serve our customers’ needs by delivering record sales in our Tubular Sales segment and holding or growing market share in our core U.S. and International areas. The outlook remains uncertain as we move towards the end of 2015 and into 2016, but further downside risk in the near term can be expected as commodity prices remain low and further capital spending cuts are anticipated.”

“Even in the face of a difficult macro environment, our strategy remains the same. We will control what we can control and offer our customers advanced technology that will further reduce their operational costs and place a premium on safe operations. Our strong balance sheet and business optimization initiatives will provide the framework for Frank’s to emerge from the down cycle a leaner company poised to take advantage of the opportunity to continue to expand our footprint in new and existing markets around the globe.”

Third Quarter 2015 Results

•	Revenue was $239.9 million, down 5.7% compared to the second quarter of 2015, and down 19.0% year-over-year

◦	International Services revenue was $103.1 million, down 16.0% compared to the second quarter of 2015, and down 28.1% year-over-year

◦	U.S. Services revenue was $74.4 million, down 5.1% compared to the second quarter of 2015, and down 33.6% year-over-year

◦	Tubular Sales revenue was $62.4 million, up 17.2% compared to the second quarter of 2015, and up 53.3% year-over-year

•	Adjusted EBITDA totaled $73.3 million with an Adjusted EBITDA margin of 30.6%

•	Diluted earnings per share were $0.11, with weighted average shares outstanding of 209 million

Segment Results

International Services
International Services revenue from external sales was $103.1 million in the third quarter of 2015, down 16.0% compared to the second quarter of 2015, and down 28.1% compared to the third quarter of 2014. Year-over-year and sequential results were impacted by decreased activity by customers due to the lower commodity price environment, which drove customers to reduce spending, defer projects and request additional price concessions.

Segment Adjusted EBITDA for the third quarter of $39.2 million, or 38.0% of revenue, was down 29.2% compared to the second quarter of 2015, and down 40.1% compared to the third quarter of 2014. Adjusted EBITDA margin decreased sequentially due to lower volumes and price discounts, partially offset by lower compensation and supply costs.

U.S. Services
U.S. Services revenue from external sales was $74.4 million in the third quarter of 2015, down 5.1% compared to the second quarter of 2015, and down 33.6% compared to the third quarter of 2014.

For the third quarter, land revenue within the U.S. Services segment of $21.7 million was down 15.2% compared to the second quarter of 2015, and down 53.3% compared to the third quarter of 2014. Sequential and year-over-year revenue declines were driven by lower activity and pricing discounts, partially offset by an increase in market share.

Offshore revenue within the U.S. Services segment of $52.7 million for the third quarter was roughly flat compared to the second quarter of 2015, and down 19.8% compared to the third quarter of 2014. Revenue held up as a result of customers moving past operational delays, partially offset by the impact from loop currents.

Segment Adjusted EBITDA for the third quarter of $18.2 million, or 24.4% of revenue, was up 9.0% compared to the second quarter of 2015, and down 60.3% compared to the third quarter of 2014. Adjusted EBITDA and Adjusted EBITDA margin increased from the second quarter due to increased activity primarily in the U.S. offshore market.

Tubular Sales
Tubular Sales revenue from external sales was $62.4 million in the third quarter of 2015, up 17.2% compared to the second quarter of 2015, and up 53.3% compared to the third quarter of 2014. Revenue increased sequentially due to favorable volumes from contracted and spot market opportunities.

Segment Adjusted EBITDA for the third quarter of $16.0 million, or 25.6% of revenue, was up 100.4% compared to the second quarter of 2015, and up 71.1% compared to the third quarter of 2014. Sequential improvement in EBITDA margin was due to higher volumes, favorable business mix and cost rationalization actions in the manufacturing unit.

Total pipe and connector inventory decreased $34.6 million from December 31, 2014 to $150.4 million at September 30, 2015.

Deferred revenue decreased $17.7 million from December 31, 2014 to $58.4 million at September 30, 2015.

Capital Expenditures and Balance Sheet

Capital expenditures were $17.5 million for the third quarter of 2015; year to date 2015 capital expenditures were $88.3 million. The Company’s consolidated cash balance at September 30, 2015, was $507.1 million compared to $489.4 million at December 31, 2014. At September 30, 2015 there was $94.2 million of unused capacity under the Company’s $100.0 million credit facility, net of outstanding letters of credit.

Dividends

On November 2, 2015, the Board of Managing Directors of the Company (the “Management Board”), with the approval from the Board of Supervisory Directors of the Company (the “Supervisory Board”), and jointly with the Management Board, (the “Boards”), declared a cash dividend of $0.15 per share (subject to applicable Dutch dividend withholding tax), payable on December 15, 2015 to all common stockholders of record as of November 27, 2015, as part of its regular quarterly cash dividend program. The Company has paid dividends on our common stock of $69.6 million, or an aggregate of $0.45 per common share, during the nine months ended September 30, 2015. Future declarations of dividends and their record and payment dates, if any, are subject to the final determination of the Boards.

Conference Call

The Company will host a conference call to discuss third quarter results on Tuesday, November 3, 2015 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Participants may join the conference call by dialing (888) 771-4371 or (847) 585-4405. The conference access code is 40913038. To listen via live web cast, please visit the Investor Relations section of the Company’s website, www.franksinternational.com. A presentation will also be posted on the Company’s website prior to the conference call.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will remain available for seven days. It can be accessed by dialing (888) 843-7419 or (630) 652-3042. The conference call replay access code is 40913038. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 days.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, which have declined significantly in recent prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry and other guidance. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 that will be filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular services to leading exploration and production companies in both offshore and onshore environments, with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has over 4,000 employees and provides services in approximately 60 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Use of Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measures of free cash flow, Adjusted EBITDA, segment Adjusted EBITDA, and Adjusted EBITDA margin, which may be used periodically by management when discussing the Company’s financial results with investors and analysts. The accompanying schedules of this news release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Free cash flow, Adjusted EBITDA, segment Adjusted EBITDA, and Adjusted EBITDA margin are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider free cash flow, Adjusted EBITDA, segment Adjusted EBITDA, and Adjusted EBITDA margin in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because free cash flow, Adjusted EBITDA, segment Adjusted EBITDA, and Adjusted EBITDA margin may be defined differently by other companies in the Company’s industry, the Company’s presentation of free cash flow, Adjusted EBITDA, segment Adjusted EBITDA, and Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company defines Adjusted EBITDA as income from continuing operations before net interest income or expense, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on sale of assets, foreign currency gain or loss, stock-based compensation, other non-cash adjustments and unusual charges. The Company uses free cash flow and Adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of the Company’s management team (such as income tax rates). The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

Contacts:
Blake Holcomb, Director - Investor Relations
blake.holcomb@franksintl.com
713-231-7463

Caroline Mansur - Interim Director, Communications and External Affairs
caroline.mansur@franksintl.com
713-231-2527

FRANK'S INTERNATIONAL N.V.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
Revenues:
Equipment rentals and services	$176,553	$201,282	$254,047	$610,240	$706,698
Products	63,330	53,022	42,136	161,384	126,914
Total revenue	239,883	254,304	296,183	771,624	833,612

Operating expenses:
Cost of revenues, exclusive of
depreciation and amortization
Equipment rentals and services	72,389	76,692	97,919	242,681	271,939
Products	34,174	33,060	23,237	90,081	75,527
General and administrative expenses	66,929	73,797	65,220	210,523	196,431
Depreciation and amortization	29,032	27,710	23,254	80,743	66,342
Severance and other charges	1,186	1,049	—	14,208	—
Change in value of contingent consideration	(1,532)	—	—	(1,532)	—
Loss (gain) on sale of assets	(1,392)	687	280	(521)	193
Operating income	39,097	41,309	86,273	135,441	223,180

Other income (expense):
Other income	918	971	1,483	2,976	6,772
Interest income (expense), net	173	(31)	(13)	150	23
Foreign currency gain (loss)	(5,329)	(2,767)	(526)	(6,563)	(526)
Total other income (expense)	(4,238)	(1,827)	944	(3,437)	6,269

Income before income tax expense	34,859	39,482	87,217	132,004	229,449
Income tax expense	10,771	10,629	19,777	32,662	51,598
Net income	24,088	28,853	67,440	99,342	177,851
Net income attributable to
noncontrolling interest	7,523	8,023	20,094	27,668	53,426
Net income attributable to
Frank's International N.V.	16,565	20,830	47,346	71,674	124,425
Preferred stock dividends	—	(2)	—	(2)	(1)
Net income available to
Frank's International N.V.
common shareholders	$16,565	$20,828	$47,346	$71,672	$124,424

Earnings per common share:
Basic	$0.11	$0.14	$0.31	$0.46	$0.81
Diluted	$0.11	$0.14	$0.31	$0.46	$0.80

Weighted average common shares outstanding:
Basic	154,813	154,344	153,923	154,502	153,659
Diluted	209,349	209,114	207,934	209,052	207,751

FRANK'S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
Revenue
International Services	$103,076	$122,640	$143,330	$349,918	$391,371
U.S. Services	74,417	78,418	112,149	262,120	321,468
Tubular Sales	62,390	53,246	40,704	159,586	120,773
Total Revenue	$239,883	$254,304	$296,183	$771,624	$833,612

Segment Adjusted EBITDA:
International Services	$39,157	$55,311	$65,359	$146,752	$165,260
U.S. Services	18,190	16,684	45,796	79,767	132,643
Tubular Sales	15,985	7,978	9,343	27,082	28,028
Total	73,332	79,973	120,498	253,601	325,931
Corporate and other	12	31	6	37	6
Total Adjusted EBITDA	$73,344	$80,004	$120,504	$253,638	$325,937

FRANK'S INTERNATIONAL N.V
SELECTED BALANCE SHEET AND CASH FLOW DATA
(In thousands)
(Unaudited)

	September 30,	December 31,
	2015	2014
Cash and cash equivalents	$507,053	$489,354
Working capital	840,220	900,280
Property, plant and equipment, net	643,313	580,142
Total assets	1,736,144	1,758,681
Total debt	247	304
Series A preferred stock	705	705
Total stockholders' equity	1,224,691	1,211,990
Noncontrolling interest	241,223	260,546
Total equity	1,465,914	1,472,536

	Nine Months Ended
	September 30,
	2015	2014

Net cash provided by operating activities	$295,387	$273,927
Net cash used in investing activities	(163,966)	(125,073)
Net cash used in financing activities	(117,240)	(82,849)
	14,181	66,005
Effect of exchange rate changes on cash activities	3,518	(2,564)
Increase in cash and cash equivalents	$17,699	$63,441

Capital expenditures	$88,296	$124,187

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
($ in thousands)
(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2015	2015	2014	2015	2014

Revenues	$239,883	$254,304	$296,183	$771,624	$833,612

Income from continuing operations	$24,088	$28,853	$67,440	$99,342	$177,851
Interest (income) expense, net	(173)	31	13	(150)	(23)
Income tax expense	10,771	10,629	19,777	32,662	51,598
Depreciation and amortization	29,032	27,710	23,254	80,743	66,342
Loss (gain) on sale of assets	(1,392)	687	280	(521)	193
Foreign currency loss	5,329	2,767	526	6,563	526
Stock-based compensation expense	6,035	8,278	9,214	22,323	29,450
Severance and other charges	1,186	1,049	—	14,208	—
Change in value of contingent consideration	(1,532)		—	(1,532)	—
Adjusted EBITDA	$73,344	$80,004	$120,504	$253,638	$325,937

Adjusted EBITDA margin	30.6%	31.5%	40.7%	32.9%	39.1%

SEGMENT ADJUSTED EBITDA RECONCILIATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
Segment Adjusted EBITDA:
International Services	$39,157	$55,311	$65,359	$146,752	$165,260
U.S. Services	18,190	16,684	45,796	79,767	132,643
Tubular Sales	15,985	7,978	9,343	27,082	28,028
Total	73,332	79,973	120,498	253,601	325,931
Corporate and other	12	31	6	37	6
Adjusted EBITDA Total	73,344	80,004	120,504	253,638	325,937
Interest income (expense), net	173	(31)	(13)	150	23
Income tax expense	(10,771)	(10,629)	(19,777)	(32,662)	(51,598)
Depreciation and amortization	(29,032)	(27,710)	(23,254)	(80,743)	(66,342)
(Loss) gain on sale of assets	1,392	(687)	(280)	521	(193)
Foreign currency loss	(5,329)	(2,767)	(526)	(6,563)	(526)
Stock-based compensation expense	(6,035)	(8,278)	(9,214)	(22,323)	(29,450)
Severance and other charges	(1,186)	(1,049)	—	(14,208)	—
Change in value of contingent consideration	1,532	—	—	1,532	—
Income from continuing operations	$24,088	$28,853	$67,440	$99,342	$177,851

FREE CASH FLOW RECONCILIATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
Net cash provided by operating activities	$79,475	$115,783	$111,982	$295,387	$273,927
Less: Capital expenditures	17,453	26,972	46,465	88,296	124,187
Free cash flow	$62,022	$88,811	$65,517	$207,091	$149,740

FRANK'S INTERNATIONAL N.V.
EARNINGS PER SHARE CALCULATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
Numerator - Basic
Income from continuing operations	$24,088	$28,853	$67,440	99,342	177,851
Less: Net income attributable to
noncontrolling interest	(7,523)	(8,023)	(20,094)	(27,668)	(53,426)
Less: Preferred stock dividends	—	(2)	—	(2)	(1)
Net income available to
common shareholders	$16,565	$20,828	$47,346	$71,672	$124,424

Numerator - Diluted
Income from continuing operations
attributable to common shareholders	$16,565	$20,828	$47,346	$71,672	$124,424
Add: Net income attributable to
noncontrolling interest (1)	5,911	7,664	16,335	23,513	42,671
Add: Preferred stock dividends	—	2	—	2	1
Dilutive net income available to
common shareholders	$22,476	$28,494	$63,681	$95,187	$167,096

Denominator
Basic weighted average common shares	154,813	154,344	153,923	154,502	153,659
Exchange of noncontrolling interest for common stock	52,976	52,976	52,976	52,976	52,976
Restricted stock units	1,559	1,789	1,035	1,573	1,116
Stock to be issued pursuant to employee stock purchase plan	1	5	—	1	—
Diluted weighted average common shares	209,349	209,114	207,934	209,052	207,751

Earnings per common share:
Basic	$0.11	$0.14	$0.31	0.46	$0.81

Diluted	$0.11	$0.14	$0.31	$0.46	$0.80

(1)	Adjusted for the additional tax expense upon the assumed conversion of the Preferred Stock	$1,612	$359	$3,759	$4,155	$10,755